Exhibit 10.iii.j.

THE MOSAIC COMPANY

SUMMARY OF BOARD OF DIRECTOR COMPENSATION

Non-Employee Directors

The policy adopted by the Board of Directors of The Mosaic Company (“Mosaic”), as recommended by its Corporate Governance and Nominating Committee, effective December 14, 2007, provides for cash compensation to non-employee directors as follows:

•	an annual cash retainer of $170,000 to the Chairman of the Board and $85,000 to each other director;

•	an annual cash retainer of $20,000 to the Chairman of the Audit Committee and $10,000 to other members of this Committee;

•	an annual cash retainer of $15,000 to the Chairman of the Compensation Committee and $5,000 to other members of this Committee; and

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an annual cash retainer of $10,000 to each director who serves as chair of its Corporate Governance and Nominating Committee, Environmental, Health and Safety Committee and Special Transactions Committee.

Prior to December 14, 2007, the policy adopted by Mosaic’s Board of Directors, as recommended by its Corporate Governance and Nominating Committee, provided for cash compensation to non-employee directors as follows:

•	an annual cash retainer of $150,000 to the Chairman of the Board and $75,000 to each other director;

•	an annual cash retainer of $20,000 to the Chairman of the Audit Committee and $5,000 to other members of this Committee;

•	an annual cash retainer of $15,000 to the Chairman of the Compensation Committee; and

•	an annual cash retainer of $10,000 to each director who serves as chair of other Board committees (other than the Executive Committee).

In addition, the policy in effect during fiscal 2008 provided for an annual grant of restricted stock units providing grants of Mosaic’s common stock, valued at $130,000 to the Chairman of our Board and $65,000 to each other director. Effective for fiscal 2009, the Board increased the amounts at which the awards are valued to $170,000 for its Chairman of the Board and $85,000 for each other director.

Mosaic does not pay meeting fees or provide any perquisites to its directors. It does reimburse its directors for travel and business expenses incurred in connection with meeting attendance.

Employee Directors

Directors who are employees receive no director fees or other separate compensation for service on the Board or any committee of the Board for the period during which they are employees.